EXHIBIT 99.1

Press Release

INTERACTIVE DATA REPORTS FOURTH-QUARTER 2007

REVENUE GROWTH OF 13.0%

Company Reports Record Financial Performance in 2007

Driven By Accelerated Organic Revenue Growth

BEDFORD, Mass – February 21, 2008 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the fourth quarter and full year ended December 31, 2007. Interactive Data’s fourth-quarter 2007 revenue of $182.1 million grew 13.0% over $161.1 million in the fourth quarter of 2006. The Company reported net income for the fourth quarter of 2007 of $31.9 million, or $0.33 per diluted share, a 28.7% increase from $24.8 million, or $0.26 per diluted share, in the same quarter last year.

“We reported very strong fourth-quarter 2007 revenue growth due to outstanding results at our Pricing and Reference Data business and sustained expansion at our Real-Time Services business,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Overall, our organic revenue growth in the fourth quarter of 2007 was 9.1%. New sales were robust in the fourth quarter of 2007 and renewal rates across our institutionally focused businesses remained at approximately 95%. As a result, we move into 2008 with good momentum for our broad range of evaluated pricing services, reference data, real-time datafeeds and managed solutions.”

Clark continued, “Our fourth-quarter results represent a strong finish to a highly successful 2007. We generated a revenue increase of 12.6% for the full year largely as a result of accelerated organic growth within our Pricing and Reference Data, and Real-Time Services businesses. Our 2007 organic revenue growth rate of 8.8% was our highest level of annual organic revenue growth in many years. Our net income growth of 34.9% in 2007 reflects improved operating profitability, higher interest income and a significant decrease in our effective annual tax rate. Our progress and accomplishments in key areas of our business during the past year helped us generate our record results, elevated our visibility in the marketplace, and positioned us to better meet the enterprise needs of our customers for mission-critical, specialist financial data, analytics and related solutions.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “Strong operating results in our business translated into another year of significant cash generation, enabling us to end the year with $278.9 million in cash, cash equivalents and marketable securities, and no debt. Our solid financial foundation has enabled us to take meaningful action to increase shareholder returns in 2008. We paid approximately $47 million associated with our special dividend of $0.50 per share in late January 2008, have announced a 20% increase in our regular quarterly dividend to $0.15 per share and expanded our stock buyback program by an additional two million shares.”

Clark concluded, “In a dynamic marketplace highlighted by significant consolidation activity among large financial information vendors, Interactive Data’s standing in the industry has continued to grow with customers worldwide. We believe that the steps we took during the past year to unify the management structure of our two largest businesses will play an important role in enabling us to accelerate innovation, move faster and more decisively to address near-term customer needs, and further expand upon our position as a trusted industry leader. As we look ahead, we remain confident in our strategic direction and in our ability to bring compelling value to our customers and other key stakeholders.”

Other Fourth-quarter and Recent Operating and Financial Highlights

Effects of Foreign Exchange:

•

Interactive Data’s fourth-quarter 2007 revenue was positively impacted by $4.3 million due to the effects of foreign exchange. Fourth-quarter 2007 revenue before the effects of foreign exchange grew by $16.6 million, or 10.3%, over the comparable period in 2006. Total costs and expenses of $137.1 million in the fourth quarter of 2007 were negatively impacted by $3.5 million due to the effects of foreign exchange. Fourth-quarter 2007 total costs and expenses before the effects of foreign exchange increased by $9.9 million, or 8.0%, over the fourth quarter of 2006.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported fourth-quarter 2007 revenue of $114.3 million, a 15.8% increase over the prior year’s fourth quarter (or an increase of 13.7% before the effects of foreign exchange). Excluding the $2.1 million contribution from the recently acquired Xcitek market data business, intercompany eliminations resulting from the Xcitek acquisition and the effects of foreign exchange, fourth-quarter 2007 revenue increased 11.7% over the same period last year. The growth of this business during the fourth quarter of 2007 was driven primarily by increased demand across its global customer base for evaluated pricing and reference data services and higher usage fees. The fourth quarter of 2007 was highlighted by ongoing adoption of the Company’s Basket Calculation ServiceSM for intraday indicative valuations of equity and fixed income exchange traded funds. In the fourth-quarter of 2007, North American revenue, including the contribution of Xcitek, increased 13.7% over the fourth quarter of 2006. Fourth-quarter 2007 European revenue increased by 22.5% (or increased by 14.5% before the effects of foreign exchange) from the fourth quarter of last year. Interactive Data Pricing and Reference Data’s Asia-Pacific fourth-quarter 2007 revenue increased 22.3% (or increased 8.1% before the effects of foreign exchange) compared with the prior year’s fourth quarter.

•

Interactive Data Real-Time Services generated fourth-quarter 2007 revenue of $37.5 million, an increase of 15.0% over the same quarter last year (or an increase of 8.4% before the effects of foreign exchange) due to another quarter of solid growth within its two core product areas of real-time datafeeds and managed solutions. During the fourth quarter of 2007, this business continued to expand its business with both existing and new institutional customers. In January 2008, this business went live with its new London-based real-time processing facility to improve latency for its customers in Europe.

•

Interactive Data Fixed Income Analytics reported revenue for the fourth quarter of 2007 of $8.1 million, which decreased slightly from the prior year’s fourth quarter. Cancellations, the majority of which resulted from client consolidation activities, offset new sales and increased business with existing customers. During the fourth quarter of 2007, this business completed 8 new BondEdge® installations and advanced development of its next-generation BondEdge platform.

Active Trader Services Segment:

•

eSignal’s fourth-quarter 2007 revenue of $22.1 million increased 2.7% from the same quarter last year (or an increase of 1.9% before the effects of foreign exchange). This increase primarily reflects modest growth in the eSignal direct subscriber base. eSignal ended 2007 with more than 63,500 direct subscription terminals. eSignal’s highlights in the fourth quarter of 2007 included enhancing its FutureSource and eSignal offerings, and launching an upgraded version of its Quote.com financial portal.

Full-Year 2007 Results

•

For the full year ended December 31, 2007, Interactive Data reported revenue of $689.6 million versus $612.4 million in 2006, an increase of $77.2 million, or 12.6%. Foreign exchange contributed $16.5 million to full-year 2007 revenue. Total costs and expenses increased $46.2 million, or 9.9%, to $514.0 million in 2007. Net income in 2007 increased 34.9% to $126.0 million, or $1.30 per diluted share, from $93.4 million, or $0.98 per diluted share, in 2006. The effective tax rate for 2007 was 31.8% compared with 38.1% for 2006, a decrease of 6.3 percentage points primarily due to favorable changes in German tax rates (1.3 percentage points), the impact of an R&D tax credit initiative spanning both 2006 and 2007 (1.3 percentage points), the release of certain tax reserves associated with the expiration of the statute of limitations in various tax jurisdictions (0.7 percentage points), interest expense deduction in Germany spanning both 2006 and 2007 (1.3 percentage points), and other items (1.7 percentage points).

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of December 31, 2007, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $278.9 million. During the fourth quarter of 2007, Interactive Data spent $4.2 million to repurchase 140,200 shares of common stock at an average purchase price of $30.17 per share. In December 2007, Interactive Data’s Board of Directors authorized the expansion of the existing stock buyback program by an additional two million shares. Entering 2008, 2,770,900 shares remained available for repurchase under the existing buyback program.

•	During the fourth quarter of 2007, Interactive Data spent $11.8 million to pay its fourth consecutive quarterly cash dividend of $0.125 per share to stockholders.

•

In December 2007, Interactive Data’s Board of Directors declared a special dividend of $0.50 per share, which was paid on January 24, 2008 to stockholders of record on January 4, 2008. The Company’s Board of Directors also approved a 20 percent increase in the regular quarterly cash dividend to $0.15 per share, commencing with the dividend that will be paid on March 31, 2008 to stockholders of record on March 3, 2008.

2008 Outlook

•	Our outlook for 2008 is as follows:

•	2008 revenue growth over 2007 on a percentage basis is expected to be in the range of 7% to 9%.

•	Income from operations is expected to grow in the range of 9% to 11%.

•	Our 2008 effective tax rate is expected to be in the range of 36% to 38%.

•	As a result of the anticipated increase in the 2008 effective tax rate, net income growth in 2008 on a percentage basis is expected to be in the range of 3% to 6%.

•

Capital expenditures in 2008 are expected to be in the range of $45 million to $47 million with investments mainly focused on scaling the Company’s real-time datafeed and managed solutions infrastructures.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, February 21, 2008 at 11:00 a.m. Eastern Time to discuss the fourth-quarter and full-year 2007 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 31148775. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at

www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from February 21 at 2:00 p.m. until Thursday, March 6, 2008 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 31148775. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, our statements about accelerating innovation, strengthening and expanding strategic customer relationships, and responding decisively to emerging market opportunities, as well as our statements appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the impact of cost-containment pressures across the industries we serve; (iii) a decline in activity levels in the securities markets; (iv) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (v) our ability to maintain relationships with our key suppliers and providers of market data; (vi) our ability to maintain our relationships with service bureaus and custodian banks; (vii) consolidation of financial services companies, both within an industry and across industries; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) we are subject to regulatory oversight and we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xii) new legislation of changes in government or quasi-government rules, regulations, directives or standards may materially adversely affect our business; (xiii) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xiv) the risks of doing business internationally; (xv) our ability to attract and retain key personnel; and (xvi) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,300 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS

Investors:	Media:

Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
REVENUE	$182,080	$161,138	13.0%	$689,610	$612,403	12.6%

COSTS & EXPENSES
Cost of services	59,259	50,926	16.4%	223,987	198,538	12.8%
Selling, general & administrative	64,747	60,612	6.8%	240,520	221,787	8.4%
Depreciation	6,402	5,757	11.2%	23,110	21,925	5.4%
Amortization	6,708	6,453	4.0%	26,373	25,588	3.1%

Total costs & expenses	137,116	123,748	10.8%	513,990	467,838	9.9%

INCOME FROM OPERATIONS	44,964	37,390	20.3%	175,620	144,565	21.5%

Other income, net	2,693	2,118	27.1%	9,025	6,366	41.8%

INCOME BEFORE INCOME TAXES	47,657	39,508	20.6%	184,645	150,931	22.3%
Income tax expense	15,773	14,727	7.1%	58,662	57,569	1.9%

NET INCOME	$31,884	$24,781	28.7%	$125,983	$93,362	34.9%

NET INCOME PER SHARE:
Basic	$0.34	$0.27	25.9%	$1.34	$1.00	34.0%
Diluted	$0.33	$0.26	26.9%	$1.30	$0.98	32.7%
Cash dividends declared per common share*	$0.775	$0.80	-3.1%	$1.15	$0.80	43.8%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,233	93,179	1.1%	94,038	93,240	0.9%
Diluted	97,563	95,748	1.9%	97,060	95,600	1.5%

*	Of the $0.775 in cash dividends declared per common share for the three months ended December 31, 2007, $0.125 per share was paid during that period. $0.50 per common share was paid on January 24, 2008 to stockholders of record on January 4, 2008 and $0.15 per common share will be paid on March 31, 2008 to stockholders of record on March 3, 2008.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$205,470	$152,449
Marketable securities	73,465	43,296
Accounts receivable, net	112,432	103,041
Prepaid expenses and other current assets	18,523	13,840
Deferred income taxes	5,276	3,164

Total current assets	415,166	315,790

Property and equipment, net	93,832	81,988
Goodwill	554,842	536,049
Other intangible assets, net	159,869	168,969
Other assets	4,517	1,008

Total Assets	$1,228,226	$1,103,804

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$24,405	$25,787
Accrued liabilities	84,706	75,053
Payable to affiliates	732	5,156
Income taxes payable	16,065	17,042
Deferred revenue	30,524	27,343
Dividends payable	61,331	—

Total current liabilities	217,763	150,381

Income taxes payable	7,667	—
Deferred tax liabilities	29,785	35,773
Other liabilities	9,487	6,065

Total Liabilities	264,702	192,219

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,015	993
Additional paid-in capital	941,265	887,071
Treasury stock, at cost	(137,506)	(105,690)
Accumulated earnings	113,595	96,230
Accumulated other comprehensive income	45,155	32,981

Total Stockholders’ Equity	963,524	911,585

Total Liabilities and Stockholders’ Equity	$1,228,226	$1,103,804

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2007	2006
Cash flows provided by (used in) operating activities:

Net income	$125,983	$93,362
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	49,483	47,513
Excess tax benefits from stock based compensation	(4,171)	(1,640)
Deferred income taxes	(8,869)	(4,473)
Amortization of discounts and premiums on marketable securities, net	590	243
Stock-based compensation	13,364	15,368
Provision for doubtful accounts	(74)	(1,001)
Loss on dispositions of fixed assets	2,332	910
Changes in operating assets and liabilities, net	5,924	23,283

NET CASH PROVIDED BY OPERATING ACTIVITIES	184,562	173,565

Cash flows used in investing activities:

Purchase of fixed assets	(36,809)	(38,999)
Acquisition of business	(24,473)	(33,244)
Purchase and maturities of marketable securities, net	(30,723)	(18,520)

NET CASH USED IN INVESTING ACTIVITIES	(92,005)	(90,763)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(31,816)	(31,103)
Proceeds from exercise of stock options and employee stock purchase plan	31,413	19,027
Excess tax benefits from stock based compensation	4,171	1,640
Common stock cash dividends paid	(47,072)	(74,581)

NET CASH USED IN FINANCING ACTIVITIES	(43,304)	(85,017)

Effect of exchange rate on cash	3,768	7,296

NET INCREASE IN CASH AND CASH EQUIVALENTS	53,021	5,081
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	152,449	147,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$205,470	$152,449

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(Unaudited)

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Revenue
Institutional Services:
Pricing and Reference Data	$114,252	$98,682	15.8%	$429,420	$377,896	13.6%
Real-Time Services	37,547	32,644	15.0%	139,385	120,061	16.1%
Fixed Income Analytics	8,136	8,242	-1.3%	32,442	32,459	-0.1%

Institutional Services total	159,935	139,568	14.6%	601,247	530,416	13.4%
Active Trader Services:
eSignal	22,145	21,570	2.7%	88,363	81,987	7.8%

Active Trader Services total	22,145	21,570	2.7%	88,363	81,987	7.8%

Total revenue	182,080	161,138	13.0%	689,610	612,403	12.6%

Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	(2,020)	—	—	(8,700)	—	—
Real-Time Services	(2,150)	—	—	(7,135)	—	—
Fixed Income Analytics	(5)	—	—	(27)	—	—

Institutional Services total	(4,175)	—	—	(15,862)	—	—

Active Trader Services:
eSignal	(155)	—	—	(590)	—	—

Active Trader Services total	(155)	—	—	(590)	—	—
Total effects of foreign exchange	(4,330)	—	—	(16,452)	—	—

Non-GAAP revenue before effects of foreign exchange	177,750	161,138	10.3%	673,158	612,403	9.9%

Revenue – Quote.com	—	—	—	(3,177)	(805)	294.6%
Revenue – Xcitek Market Data	(2,115)	—	—	(5,299)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	175,635	161,138	9.0%	664,682	611,598	8.7%
Intercompany eliminations resulting from Quote.com acquisition	—	—	—	—	(288)	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(84)	—	—	(158)	—

Non-GAAP revenue before above factors	$175,635	$161,054	9.1%	$664,682	$611,152	8.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisitions, and Effects of Foreign Exchange

(Unaudited)

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Total costs & expenses	$137,116	$123,748	10.8%	$513,990	$467,838	9.9%
Effects of foreign exchange	(3,492)	—	—	(13,052)	—	—

Total costs & expenses before the effects of foreign exchange	133,624	123,748	8.0%	500,938	467,838	7.1%
Total costs & expenses – Quote.com	—	—	—	(1,703)	(528)	222.5%
Total costs & expenses – Xcitek Market Data	(1,416)	—	—	(4,026)	—	—

Non-GAAP total costs & expenses before above factors	$132,208	$123,748	6.8%	$495,209	$467,310	6.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Income from Operations Before Effects of Foreign Exchange, Acquisitions and

Related Intercompany Eliminations

(Unaudited)

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Non-GAAP revenue before above factors	$175,635	$161,054	9.1%	$664,682	$611,152	8.8%
Non-GAAP total costs and expenses before above factors	132,208	123,748	6.8%	495,209	467,310	6.0%

Non-GAAP operating profit from core businesses	$43,427	$37,306	16.4%	$169,473	$143,842	17.8%